Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Material U.S. Federal Income Tax Considerations” and  "Legal Matters" in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-148049), as filed with the United States Securities and Exchange Commission on or about April 14, 2009, and the related Prospectus of Aspect Global Diversified Fund LP.

/s/ Sidley Austin LLP
April 14, 2009